                                                                    Exhibit 10.7
                                                CONFIDENTIAL TREATMENT REQUESTED

                         DEVELOPMENT & LICENSE AGREEMENT

        THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is entered into on September ____, 1998, ("Effective Date") between MICROSOFT CORPORATION, a Washington corporation with its principal location at One Microsoft Way, Redmond, WA, 98052 U.S.A. ("Microsoft") and INTELLON CORPORATION, a Florida corporation with its principal location at 5100 West Silver Springs Blvd., Ocala, FL, 34482, U.S.A. ("Intellon"). Microsoft and Intellon are each referred to herein as a "Party" and collectively as the "Parties".

                                    RECITALS

        WHEREAS, a technology commonly referred to as "Power Line Carrier" or "PLC" is being developed by various companies including Intellon, which technology uses the alternating current ("AC") wiring in a home or building to move and control data between electronic devices connected to the home's or building's AC wiring, by using the AC outlets as power and dataports for the electronic devices;

        WHEREAS, Intellon has developed a PLC technology known as the "Spread Spectrum Carrier (SSC)" which technology is used for controlling electronic devices connected to AC wiring and is developing a second PLC technology known as "Intellon Enhanced Orthogonal Frequency Division Multiplexing (IEOFDM)" which technology is used for networking electronic devices connected to AC wiring;

        WHEREAS, Microsoft is willing to make certain payments to Intellon as specified below in consideration of Intellon granting Microsoft the below specified license rights with respect to the technology utilized in the SSC and the IEOFDM as accepted by Microsoft;

        WHEREAS, upon Microsoft's acceptance of the SSC and the IEOFDM technologies, Microsoft further desires to discuss with Intellon, Intellon's modification of the SSC and the IEOFDM in order to optimize such technology and devices for Microsoft applications and whereas Intellon is willing to undertake such customization;

        NOW THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the Parties hereby agree as follows:

                                    AGREEMENT

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings whenever initially capitalized:

        "Affiliates" means an entity which controls, is controlled by, or is under common control with either Microsoft or Intellon. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a legally recognizable entity, whether through the ownership of voting shares, by contract, or otherwise. In the case of such an entity that is a partnership, limited liability company, corporation, or similar entity and that has partners, members, or shareholders with equal ownership interests or equal control interests (by contract or otherwise), each such partner, member, or shareholder shall be deemed to possess the power to direct or cause the direction of the management and policies of that entity.

        "ASIC" means an application specific integrated circuit.

Portions of this agreement have been omitted and filed separately with the Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED

        "Authorized Manufacturer" means an entity authorized to manufacture ``Royalty-Bearing ASICs.

        "Confidential Information" means: (i) any trade secrets relating to either Party's product plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research development or know-how; (ii) any information designated by the disclosing Party as confidential in writing or that the disclosing person states to be considered proprietary or confidential, or that would logically be considered proprietary or confidential under the circumstances of the disclosure; and (iii) the terms and conditions of this Agreement. "Confidential Information" shall not include information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving Party; (ii) is known and has been reduced to tangible form by the receiving Party at the time of disclosure and is not subject to restriction; (iii) is independently developed or learned by the receiving Party without reference to any information received by that Party from the disclosing Party; (iv) is lawfully obtained from a Third Party that has the right to make such disclosure; or (v) is made generally available by the disclosing Party without restriction on disclosure.

        "Derivative Technology" means: (i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgement or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

        "IEOFDM" means Intellon's PLC signaling technology for networking electronic devices at a minimum of 2 Mbps, which device is based on the Orthogonal Frequency Division Multiplexing (OFDM) modulation technique and which is more fully described in the attached Exhibit A.

        "Intellectual Property" means (i) any existing or future patent applications and issued patents ; (ii) any mask works; (iii) any copyrights or moral rights; and (iv) any trade secret or other proprietary rights (other than trademarks, trade names or service marks).

        "Intellon Intellectual Property" has the meaning set forth in Section
3.6.

        "Microsoft PLC Compatible" means, with respect to a PLC modem device, that such device is (i) able to interoperate with Microsoft Products within the limited field of use set forth in Section 4.1.1 and (ii) intended to be marketed under such a trademark or logo (or similar trademark or logo) pursuant to a logo program intended to be established by Microsoft.

        "Microsoft PLC Product" means any Microsoft Product, including any subassembly or portion thereof, that embodies the Phase 1 Intellectual Property, Intellon Intellectual Property or Phase 2 Intellectual Property.

        "Microsoft Product" means a product marketed by Microsoft under its trademark(s) or brand name(s), whether such trademark(s) or brand name(s) appear alone or in conjunction with the trademark(s) or brand name(s) of Third Parties; provided that a product labeled as "Microsoft PLC Compatible" without any additional indication or use of the Microsoft trademark shall not be considered a Microsoft Product for purposes of this Agreement.

Portions of this agreement have been omitted and filed separately with the Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED

        "Phase 1" refers to the development by Intellon, and delivery to Microsoft for its acceptance, of the Phase 1 Deliverables.

        "Phase 1 Acceptance Criteria" means the criteria and methods used to evaluate the Phase 1 Deliverables to determine whether or not they are acceptable.

        "Phase 1 Deliverables" collectively refers to the items set forth in the Phase 1 Statement of Work which are required for delivery to Microsoft by Intellon.

        "Phase 1 Intellectual Property" means the Intellectual Property embodied in Phase 1 Deliverables or necessary for the commercialization of the Phase 1 Deliverables.

        "Phase 1 Requirements" means the description of the functional characteristics necessary of the Phase 1 Deliverables.

        "Phase 1 Schedule" means the schedule(s) for completion of the Phase 1 Statement of Work.

        "Phase 1 Specifications" means the detailed technical specifications for the Phase 1 Deliverables.

        "Phase 1 Statement of Work" means a schedule of tasks and responsibilities to be accomplished in the creation and delivery of the Phase 1 Deliverables.

        "Phase 2" refers to the development by Intellon, and delivery to Microsoft for its acceptance, of the Phase 2 Deliverables.

        "Phase 2 Acceptance Criteria" means the criteria and methods used to evaluate the Phase 2 Deliverables to determine whether or not they are acceptable.

        "Phase 2 Budget" means the budget for the completion of the Phase 2 Statement of Work.

        "Phase 2 Deliverables" collectively refers to the items set forth in the Phase 2 Statement of Work required for delivery to Microsoft by Intellon, and shall include without limitation the elements set forth in Exhibit D.

        "Phase 2 Intellectual Property" means the Intellectual Property (other than Phase 1 Intellectual Property and Intellon Intellectual Property) created by or for Intellon and/or Microsoft embodied in the Phase 2 Deliverables or necessary for the commercialization of the Phase 2 Deliverables.

        "Phase 2 Requirements" means the description of the functional characteristics necessary of the Phase 2 Deliverables.

        "Phase 2 Schedule" means the schedule for the completion of the Phase 2 Statement of Work.

        "Phase 2 Specifications" means the detailed technical specifications for the Phase 2 Deliverables.

        "Phase 2 Statement of Work" means a schedule of tasks and responsibilities to be accomplished in the creation and delivery of the Phase 2 Deliverables.

        "Royalty-Bearing ASIC" means an ASIC which is subject to the license grants in Section 2.3 and 3.6, any part of which is protected by a patent, mask work, or copyright included within the definition of

Portions of this agreement have been omitted and filed separately with the Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED


Phase 1 Intellectual Property or Intellon Intellectual Property, and which is not an integrated portion and/or component of a Microsoft Product.

        "Safe Ad Date" means the date on which Microsoft's retailers are authorized by Microsoft to advertise the availability of a Microsoft PLC Product.

        "SSC" means Intellon's PLC signaling technology for controlling electronic devices, which is based on the Binary Phase Shift Keying (BPSK) modulation technique and which is more fully described in the attached Exhibit A.

        "Third Party" means a party other than Microsoft or its Affiliates or Intellon or its Affiliates.

        All other initially capitalized terms shall have the meanings hereinafter or hereinabove assigned to them.

2.      PHASE 1.

        The purpose of Phase 1 is to demonstrate that the Phase 1 'Deliverables meet Microsoft's technology requirements for Power Line Carrier.

        2.1.   DEFINITION, DEVELOPMENT, AND DELIVERY OF THE PHASE 1
               DELIVERABLES.

               2.1.1. The Phase 1 Requirements, Phase 1 Specifications, Phase 1 Acceptance Criteria, Phase 1 Schedule and Phase 1 Statement of Work for the Phase 1 Deliverables are attached as Exhibit C.

               2.1.2. Intellon shall develop, manufacture and deliver the Phase 1 Deliverables to Microsoft in accordance with the Phase 1 Schedule, Phase 1 Requirements, Phase 1 Specifications, and Phase 1 Statement of Work. If Intellon fails to deliver any Phase 1 Deliverable within fifteen (15) working days of the applicable date specified in the Phase 1 Schedule, then Microsoft may, at its option: (i) extend the time period for the delivery of the Phase 1 Deliverables; or (ii) terminate this Agreement upon written notice without any opportunity for cure.

        2.2 EVALUATION, ACCEPTANCE, AND CORRECTION OF THE PHASE 1 DELIVERABLES. Microsoft shall evaluate the Phase 1 Deliverables and shall submit a written acceptance or rejection of the same to Intellon within thirty (30) business days following Microsoft's receipt of the Phase 1 Deliverables, such acceptance to be based on whether the Phase 1 Deliverables were delivered in their entirety and whether the Phase 1 Deliverables as delivered meet the Phase 1 Acceptance Criteria, Phase 1 Requirements, Phase 1 Specifications and Phase 1 Statement of Work. Microsoft's acceptance will be given either in writing or via email, and Microsoft shall not unreasonably withhold its acceptance. If Microsoft determines that the Phase 1 Deliverables were not delivered in their entirety or if Microsoft identifies errors in the Phase 1 Deliverables (i.e. noncompliance with the Phase 1 Acceptance Criteria, Phase 1 Requirements, Phase 1 Specifications and Phase 1 Statement of Work), then Microsoft shall notify Intellon in writing of the incomplete nature of the delivery and/or the errors identified by Microsoft and Intellon shall deliver to Microsoft a complete and/or corrected version of the Phase 1 Deliverables within such time as may be mutually agreed upon in writing between Microsoft and Intellon, or if the Parties cannot agree within three (3) days, then such delivery shall be made within thirty
        (30) days thereafter. If Microsoft identifies incompleteness in the corrected Phase 1 Deliverables or errors in the corrected Phase 1

Portions of this agreement have been omitted and filed separately with the Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED

        Deliverables, then Parties shall repeat the foregoing process one more time (e.g, if Microsoft identifies errors in the corrected Phase 1 Deliverables, Microsoft shall notify Intellon in writing and Intellon shall have the opportunity to correct those errors and deliver a second corrected Phase 1 Deliverables to Microsoft for its acceptance). If Microsoft determines that the second corrected Phase 1 Deliverables were not delivered in their entirety or identifies errors in the second corrected Phase 1 Deliverables, then Microsoft may, at its option: (i) extend the time period for Intellon to deliver acceptable Phase 1 Deliverables; or (ii) terminate this Agreement upon written notice without opportunity for cure.

        2.3 LICENSE GRANT TO THE PHASE 1 INTELLECTUAL PROPERTY. Intellon hereby grants to Microsoft, a non-exclusive, perpetual, irrevocable, royalty-free (except with respect to Royalty-Bearing ASICs, as provided in Exhibit B), fully paid up, worldwide right and license to:

               2.3.1 Use, copy, edit, format, modify, and translate the Phase 1 Intellectual Property and Phase 1 Deliverables and create and have created Derivative Technology of the Phase 1 Intellectual Property and Phase 1 Deliverables;

               2.3.2 Make, sell, rent, lease or otherwise distribute, and have made, reproduced, rented, leased or otherwise distributed, to and by Third Parties, products that incorporate the Phase 1 Intellectual Property and Phase 1 Deliverables and any Derivative Technology thereof created by Microsoft;

               2.3.3 Make, use, sell, rent, lease or otherwise distribute and have made, reproduced, rented, leased or otherwise distributed, to and by Third Parties, software products that support products or applications incorporating the Phase 1 Intellectual Property and Phase 1 Deliverables and any Derivative Technology thereof created by Microsoft; and

               2.3.4 Grant the rights set forth in Section 2.3.1 and 2.3.2 in the Phase 1 Intellectual Property and Phase 1 Deliverables to Third Parties.

        Except as expressly licensed to Microsoft in this Agreement, Intellon retains all right, title and interest in and to the Phase 1 Intellectual Property and Phase 1 Deliverables.

        2.4 PAYMENT FOR THE PHASE 1 DELIVERABLES AND THE LICENSE GRANTS. In consideration of Intellon's developing, manufacturing and delivering the Phase 1 Deliverables to Microsoft and in consideration of the license rights granted Microsoft in the Phase 1 Intellectual Property and Phase 1 Deliverables, Microsoft agrees to pay Intellon the sum of Six Million Dollars (US $6,000,000). ********** of this amount shall be paid within ********** of the **********. The balance of ********** shall be paid within ********** of Microsoft's ********** above.

3.      PHASE 2.

        The purpose of Phase 2 is for Microsoft and Intellon to engage in a development program to create ASIC devices for the Microsoft PLC program.

        3.1 AGREEMENT OF THE PARTIES WITH RESPECT TO INTELLON'S DEVELOPMENT OF THE PHASE 2 DELIVERABLES. Following Microsoft's acceptance of the Phase 1 Deliverables pursuant to Section 2.2, the Parties agree to meet and discuss Intellon's developing the Phase 2 Deliverables for Microsoft. If the Parties reach written agreement on an initial version of the Phase 2

Portions of this agreement have been omitted and filed separately with the Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED


        Requirements, the Phase 2 Specifications, the Phase 2 Acceptance Criteria, the Phase 2 Statement of Work, the Phase 2 Schedule, and the Phase 2 Budget, then the Parties shall execute and attach to this Agreement a written document confirming the same which includes the initial version of the Phase 2 Requirements, the Phase 2 Specifications, the Phase 2 Acceptance Criteria, the Phase 2 Statement of Work, the Phase 2 Schedule and the Phase 2 Budget. Intellon understands that Microsoft in its sole discretion, may elect to make additions, deletions or other changes, to the Phase 2 Requirements which may affect the Phase 2 Deliverables and/or the Phase 2 Specifications at any time during Phase 2. Upon notice of any such changes by Microsoft, Intellon and Microsoft shall work together to make any necessary changes to the Phase 2 Deliverables, the Phase 2 Specifications, the Phase 2 Acceptance Criteria, the Phase 2 Statement of Work, the Phase 2 Schedule and/or the Phase 2 Budget as may be necessary in order to accommodate any such changes. If the Parties fail to promptly reach written agreement on the initial Phase 2 Specifications, Phase 2 Acceptance Criteria, Phase 2 Schedule, Phase 2 Statement of Work, and Phase 2 Budget, then Microsoft shall be under no obligation to proceed with Phase 2.

        3.2 CREATION, MANUFACTURE AND DELIVERY OF THE PHASE 2 DELIVERABLES. Following the Parties reaching agreement on Intellon's development of the Phase 2 Deliverables as set forth in Section 3.1 above, Intellon shall develop, manufacture and deliver the Phase 2 Deliverables to Microsoft in accordance with the Phase 2 Requirements, Phase 2 Specifications, Phase 2 Statement of Work, Phase 2 Schedule and the Phase 2 Budget. If Intellon fails to deliver any Phase 2 Deliverable within fifteen (15) working days of the applicable date specified in the Phase 2 Schedule, then Microsoft may, at its option: (i) extend the time period for the delivery of the Phase 2 Deliverable in question; or (ii) terminate this Agreement upon written notice without opportunity for cure.

        3.3 EVALUATION, ACCEPTANCE, AND CORRECTION OF THE PHASE 2 DELIVERABLES. Microsoft shall evaluate each of the Phase 2 Deliverables and shall submit a written acceptance or rejection of the same to Intellon within thirty (30) business days following Microsoft's receipt of a given Phase 2 Deliverable, Microsoft's acceptance to be based on whether the Phase 2 Deliverable was delivered in its entirety and whether the Phase 2 Deliverable as delivered meets the Phase 2 Acceptance Criteria, Phase 2 Requirements, Phase 2 Specifications and Phase 2 Statement of Work. Microsoft's acceptance will be given either in writing or via email, and Microsoft shall not unreasonably withhold its acceptance. If Microsoft determines that the given Phase 2 Deliverable was not delivered in its entirety or if Microsoft identifies errors in the Phase 2 Deliverable (i.e. noncompliance with the Phase 2 Acceptance Criteria, Phase 2 Requirements, Phase 2 Specifications and Phase 2 Statement of Work), then Microsoft shall notify Intellon in writing of the incomplete nature of the delivery and/or the errors identified by Microsoft and Intellon shall deliver to Microsoft a complete and/or corrected version of the given Phase 2 Deliverable within such time as may be mutually agreed upon in writing between Microsoft and Intellon, or if the Parties cannot agree within three (3) days, then such delivery shall be made within thirty (30) days thereafter. If Microsoft identifies incompleteness in the corrected Phase 2 Deliverable or errors in the corrected Phase 2 Deliverable, then Parties shall repeat the foregoing process one more time (e.g., if Microsoft identifies errors in the corrected Phase 2 Deliverable, Microsoft shall notify Intellon in writing and Intellon shall have the opportunity to correct those errors and deliver a second corrected Phase 2 Deliverable to Microsoft for its acceptance). If Microsoft determines that the second corrected Phase 2 Deliverable was not delivered in its entirety or identifies errors in the second corrected Phase 2 Deliverable, then Microsoft may, at its option: (i) extend the time period for Intellon to deliver an acceptable Phase 2 Deliverable; or
        (ii) terminate this Agreement upon written notice without opportunity for cure.

Portions of this agreement have been omitted and filed separately with the Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED


        3.4 PAYMENT FOR THE PHASE 2 DELIVERABLES. Microsoft shall pay the reasonable costs and expenses incurred by Intellon in connection with the development of the Phase 2 Deliverables (hereinafter the "Expenses") as provided in the Phase 2 Budget. All Expenses will be consistent with the Phase 2 Budget unless otherwise approved in writing by Microsoft.

        3.5 PHASE 2 INTELLECTUAL PROPERTY. Microsoft shall own all right, title and interest in and to the Phase 2 Deliverables (subject to Intellon's ownership of the included Phase 1 Intellectual Property and Intellon Intellectual Property) and Phase 2 Intellectual Property as of the date of creation. In consideration of the Expenses paid or to be paid by Microsoft, Intellon hereby assigns to Microsoft all necessary right, title and interest in and to the Phase 2 Deliverables (subject to Intellon's ownership of the included Phase 1 Intellectual Property and Intellon Intellectual Property) and Phase 2 Intellectual Property. Such assignment includes, without limitation, the following:

               3.5.1 Subject to Intellon's ownership of the included Phase 1 Intellectual Property and Intellon Intellectual Property, any and all copyrights and equivalent rights that Intellon may possess or acquire in the Phase 2 Intellectual Property throughout the world, including all renewals and extensions of such rights that may be secured under the laws now or hereafter in force and effect in the United States of America or in any other country or countries;

               3.5.2 Subject to Intellon's ownership of the included Phase 1 Intellectual Property and Intellon Intellectual Property, any and all rights in and to any inventions, ideas, designs, concepts, techniques, discoveries, or improvements, whether or not patentable, embodied in Phase 2 Intellectual Property or Phase 2 Deliverables or developed in the course of Intellon's creation of the Phase 2 Intellectual Property or Phase 2 Deliverables, including but not limited to all trade secrets, utility and design patent rights and equivalent rights in and to such trade secrets, inventions and designs throughout the world regardless of whether or not legal protection for the Phase 2 Intellectual Property or Phase 2 Deliverables is sought;

               3.5.3 Copies of any documents, magnetically or optically encoded media, or other materials created by Intellon in the course of creating and developing the Phase 2 Intellectual Property or Phase 2 Deliverables; and

               3.5.4 Subject to Intellon's ownership of the included Phase 1 Intellectual Property and Intellon Intellectual Property, any and all "moral rights" that Intellon may have in the Phase 2 Deliverables or Phase 2 Intellectual Property. Intellon also hereby forever waives and agrees never to assert any and all "moral rights" it may have in the Phase 2 Intellectual Property or Phase 2 Deliverables, even after termination of this Agreement.

        Intellon shall execute and deliver such instruments and take such other action as may be requested by Microsoft to perfect or protect Microsoft's rights in the Phase 2 Intellectual Property and Phase 2 Deliverables and to carry out the assignments contemplated in this
        Section 3.5, and assist Microsoft and its nominees in every proper way to secure, maintain, protect and defend for Microsoft's own benefit all such rights in the Phase 2 Intellectual Property and Phase 2 Deliverables in any and all countries. Intellon shall cooperate with Microsoft in the filing and prosecution of any copyright registrations or patent applications that Microsoft may elect to file on the Phase 2 Intellectual Property or Phase 2 Deliverables. Intellon shall ensure that each of its

Portions of this agreement have been omitted and filed separately with the Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED


        employees and independent contractors involved with the development of the Phase 2 Intellectual Property or Phase 2 Deliverables is contractually obligated to assign to it all rights, including patents and copyrights, that such employee or independent contractor may obtain in the Phase 2 Intellectual Property or Phase 2 Deliverables. Intellon shall obtain written approval from Microsoft for any independent contractor involved in the development of the Phase 2 Intellectual Property or Phase 2 Deliverables and shall have each independent contract execute an assignment in the form set forth in Exhibit E. Microsoft agrees to use commercially reasonable best efforts to respond to Intellon's request for written approval within three (3) business days of Microsoft's receipt of such request.

        3.6 LICENSE OF THE INTELLON INTELLECTUAL PROPERTY TO MICROSOFT. During Phase 2, Intellon may offer for evaluation to Microsoft, in writing, technology and associated Intellectual Property, other than the Phase 1 Intellectual Property, created by or for or licensed by Intellon (from Third Parties) independent of and outside the scope of the Phase 2 Requirements, Phase 2 Specifications and Phase 2 Statement of Work that may enhance or otherwise benefit a Microsoft PLC Compatible product. Upon Microsoft's evaluation and written acceptance of such technology, the Intellectual Property embodied in such technology shall be Intellon Intellectual Property. The Parties shall attach a document to this Agreement confirming the nature of such Intellectual Property and Microsoft's acceptance thereof. Upon such acceptance, Intellon shall be deemed to have granted to Microsoft a non-exclusive, perpetual, irrevocable, royalty-free (except with respect to Royalty-Bearing ASICs, as provided in Exhibit B), fully paid-up, worldwide right and license to:

               3.6.1 Use, copy, edit, format, modify, and translate the Intellon Intellectual Property and create and have created Derivative Technology of the Intellon Intellectual Property;

               3.6.2 Make, sell, rent, lease or otherwise distribute, and have made, reproduced, rented, leased or otherwise distributed, to and by Third Parties, products that incorporate the Intellon Intellectual Property and any Derivative Technology thereof created by Microsoft;

               3.6.3 Make, use, sell, rent, lease or otherwise distribute and have made, reproduced, rented, leased or otherwise distributed, to and by Third Parties, software products that support products or applications incorporating the Intellon Intellectual Property and any Derivative Technology thereof created by Microsoft; and

               3.6.4 Grant the rights set forth in Sections 3.6.1 and 3.6.2 in the Intellon Intellectual Property to Third Parties.

        Except as expressly licensed to Microsoft in this Agreement, Intellon retains all right, title and interest in and to the Intellon Intellectual Property.

        3.7 LICENSE OF THE PHASE 2 INTELLECTUAL PROPERTY TO INTELLON. Subject to the restrictions set forth in Section 4.2, effective as of the date Microsoft accepts the Phase 2 Deliverables, Microsoft shall be deemed to have granted to Intellon for use in and only in ASICs or subassembly products a non-exclusive, perpetual, irrevocable, royalty-free (except as provided in Exhibit B), fully paid-up, worldwide right and license to:

Portions of this agreement have been omitted and filed separately with the Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED


               3.7.1 Use, copy, edit, format, modify and translate the Phase 2 Intellectual Property and create and have created Derivative Technology of the Phase 2 Intellectual Property so long as interoperability with Microsoft PLC Products is not affected;

               3.7.2 Make, sell, rent, lease or otherwise distribute, and have made, reproduced, rented, leased or otherwise distributed, to and by Third Parties, ASICs or subassemby products that incorporate the Phase 2 Intellectual Property and any Derivative Technology thereof created by Intellon; and

               3.7.3 Grant only the rights to use and copy the Phase 2 Intellectual Property set forth in Section 3.7.1 and the rights set forth in Section 3.7.2 in the Phase 2 Intellectual Property to Third Parties.

        Except as expressly licensed to Intellon in this Agreement, Microsoft retains all right, title and interest in and to the Phase 2 Intellectual Property.

4. RESTRICTIONS ON USE; ADDITIONAL UNDERTAKINGS OF THE PARTIES WITH RESPECT TO DERIVATIVE TECHNOLOGY.


        4.1    LIMITED FIELD OF USE OF THE LICENSE GRANTS TO MICROSOFT.

               4.1.1 The license grants to Microsoft set forth in Sections 2.3,
               3.6 and 4.3 shall be limited with regard to products to the field of wired media networking of personal computers, peripherals, consumer electronics, telephony products, control systems and any and all other devices of any nature intended for use within the home or office. Microsoft and its sublicensees are explicitly restricted from exercising the rights set forth in Sections 2.3.2 and 3.6.2 with regard to the Phase 1 Intellectual Property or Intellon Intellectual Property to develop products intended for use within the following areas: local exchange bypass; wide area networks (WAN); WAN gateways; products which terminate voice, data, or video network from outside the user premises, with the exception of providing the local area network connection within products which are bridges from external networks to local area networks within the customer premises; networks connecting devices located in transportation vehicles such as automotive or commercial vehicles, railway cars, marine vessels, or aircraft; or any other communications or control applications not within the home or office. This field of use limitation is not intended to prevent Microsoft from developing and selling software having application outside the field of use when such software supports products or applications incorporating the Phase 1 Intellectual Property, Phase 1 Deliverables, or Intellon Intellectual Property, or any Derivative Technology thereof created by Microsoft.

               4.1.2 Microsoft shall have the option to obtain unrestricted field of use for wired media networking for the rights set forth in Sections 2.3, 3.6 and 4.3 for an additional license fee of Twenty Million Dollars ($20,000,000). This option shall expire four (4) years after the Effective Date. On payment by Microsoft to Intellon of the additional license fee of Twenty Million Dollars ($20,000,000), Section 4.1.1 of this Agreement shall cease to have effect.

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                                                CONFIDENTIAL TREATMENT REQUESTED

               4.1.3 Unless mutually agreed upon by the Parties, Microsoft shall require any Authorized Manufacturer licensed by Microsoft to limit the use of ASICs and subassembly products embodying the Phase 1 Intellectual Property or Intellon Intellectual Property to products which are certified as and appropriately marked as "Microsoft PLC Compatible."

        4.2    RESTRICTIONS ON USE OF PHASE 2 INTELLECTUAL PROPERTY BY INTELLON.

               4.2.1 Intellon agrees that it will not, during the period commencing on the Effective Date and ending on the earlier of (i) the first anniversary of the Safe Ad Date of the first Microsoft PLC Product or (ii) two (2) years from the Effective Date ("the Exclusivity Period"), offer any Third Party that designs, manufactures or sells USB/PLC/SWAP hubs; AC switching, dimming or control modules; IR blasters; or PC to PC, or PC to PC peripheral, networking modules; the right (a) to license all or any portion of the Phase 2 Intellectual Property or Derivative Technology thereof licensed to Intellon pursuant to Section 4.4 or (b) to purchase from Intellon, its manufacturers or other licensees, any ASICs or other products that embody the Phase 2 Intellectual Property or Derivative Technology thereof licensed to Intellon pursuant to Section 4.4.

               4.2.2 Notwithstanding Section 4.2.1, Intellon shall be released from the restrictions in Section 4.2.1 to the extent, but only to the extent, that Microsoft sells, or directly authorizes (or indirectly allows) a Third Party ASIC or subassembly manufacturer to sell, ASICS or subassembly products that embody Phase 1 Intellectual Property or Intellon Intellectual Property for use in products other than Microsoft Products.

                  Example: If Microsoft enters into a written agreement with a Third Party hardware product manufacturer for the sublicensing or other distribution of a product which is not a Microsoft Product containing an ASIC or subassembly product which embodies Phase 1 Intellectual Property or Intellon Intellectual Property and thereby allows such hardware product manufacturer to contract for the manufacture and purchase of the ASIC or subassembly product from a Third Party, Intellon may offer the right to purchase ASICs or subassembly products incorporating Phase 2 Intellectual Property or Derivative Technology thereof licensed to Intellon under Section 4.4 to such Third Party hardware product manufacturer to whom Intellon would otherwise be restricted from offering the right to purchase such ASICs or subassembly products.

                  Example: If Microsoft offers any Third Party ASIC or subassembly product manufacturer the right to sell ASICs or subassembly products that embody Phase 1 Intellectual Property or Intellon Intellectual Property to one or more Third Party hardware product manufacturers for use in products which are not Microsoft Products, Intellon may offer to sell ASICs or subassembly products that embody or are based on Phase 2 Intellectual Property or Derivative Technology thereof licensed to Intellon under Section 4.4 to the same Third Party hardware product manufacturers.

                  Example: If Microsoft offers to sell ASICs or subassembly products that embody or are based on the Phase 1 Intellectual Property or Intellon Intellectual Property to one or more Third Party hardware product manufacturers for use in products which are not Microsoft Products, Intellon may offer to sell ASICs or subassembly products

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                                                CONFIDENTIAL TREATMENT REQUESTED


                  that embody or are based on Phase 2 Intellectual Property or Derivative Technology thereof licensed to Intellon under
                  Section 4.4 to the same Third Party hardware product manufacturers.

               4.2.3 Notwithstanding Section 4.2.1 of this Agreement Intellon may request in writing that Microsoft approve a specific purchase from Intellon of specified ASICs or other subassembly products by a Third Party to whom Intellon would otherwise be restricted under Section 4.2.1 from offering the right to purchase such ASICs or other subassembly products. Any such request shall fully identify such Third Party, describe the product(s) to be sold to the extent that it can do so without violating any confidentiality obligations imposed on it by its agreements with Third Parties and specify the applicable time period. Microsoft, in its sole discretion, may grant or deny such a request. Any approval of such request must be in writing, and Microsoft shall make a good faith effort to respond in writing to such request within thirty (30) days of notice of such request, provided that any failure by Microsoft to respond in writing shall not constitute a breach of this Agreement. If Microsoft has not provided a written approval of such request by Intellon to Intellon within thirty (30) days of notice of such request, the request shall be deemed denied.

               4.2.4 Unless mutually agreed upon by the Parties, Intellon shall require any sublicensee to limit the use of ASICs or subassembly products embodying Phase 2 Intellectual Property or Derivative Technology thereof licensed to Intellon under Section 4.4 to products which are certified as and appropriately marked as "Microsoft PLC Compatible."

        4.3    DERIVATIVE TECHNOLOGY CREATED BY INTELLON.

               4.3.1 Intellon shall own all right, title and interest in and to any Derivative Technology of the Phase 1 Intellectual Property and Intellon Intellectual Property created by or for Intellon (except for the Phase 2 Intellectual Property) and, subject to Microsoft's underlying rights, any Derivative Technology of the Phase 2 Intellectual Property created by or for Intellon as permitted in Section 3.7.1. This Agreement does not grant any rights to Microsoft other than those specifically granted in this Agreement.

               4.3.2 Intellon agrees that in the event that it (i) creates or has created Derivative Technology of the Phase 1 Intellectual Property or Intellon Intellectual Property, or Phase 2 Intellectual Property (as permitted by Section 3.7.1), independent of Phase 2; and (ii) incorporates or has incorporated such Derivative Technology into its ASICs or subassembly products that are, or are intended to be, certified and appropriately marked as Microsoft PLC Compatible; and (iii) such Derivative Technology affects the interoperability of the ASICs or subassembly products with Microsoft PLC Products; at any time during the three (3) year period following Microsoft's acceptance of the Phase 1 Deliverables, Intellon shall be deemed to have included such Derivative Technology within the license grant to Microsoft in Section 3.6. Intellon shall deliver to Microsoft the source code listings, blueprints, schematics, master design source tapes, diagrams and descriptions to such Derivative Technology as is required for Microsoft to be able to exercise the license rights set forth in Section 3.6 as to such Derivative Technology and as may be reasonably required for Microsoft to maintain the interoperability of Microsoft PLC Products with Intellon ASICs or subassembly products embodying such Derivative


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                                                CONFIDENTIAL TREATMENT REQUESTED


               Technology. Intellon shall further provide to Microsoft, upon Microsoft's request, technical support and consulting at Intellon's then standard commercial rates in connection with Microsoft's understanding, use and exploitation of such Derivative Technology.

        4.4    DERIVATIVE TECHNOLOGY CREATED BY MICROSOFT.

               4.4.1 Microsoft shall own all right, title and interest in and to any Derivative Technology of the Phase 2 Intellectual Property created by or for Microsoft and, subject to Intellon's underlying rights, any Derivative Technology of the Phase 1 Intellectual Property and Intellon Intellectual Property created by or for Microsoft. This Agreement does not grant any rights to Intellon other than those specifically granted in this Agreement.

               4.4.2 Microsoft agrees that in the event that it (i) creates or has created Derivative Technology of the Phase 1 Intellectual Property, Intellon Intellectual Property or Phase 2 Intellectual Property, independent of Phase 2; and (ii) incorporates or has incorporated such Derivative Technology into the ASICs or subassembly products which are integrated into or are component parts of Microsoft Products that are, or are intended to be, certified and appropriately marked as Microsoft PLC Compatible; and (iii) such Derivative Technology affects the interoperability of Microsoft PLC Products with Intellon's ASICs or subassembly products; at any time during the three (3) year period following Microsoft's acceptance of the Phase 1 Deliverables, Microsoft shall be deemed to have included such Derivative Technology within the license grant to Intellon in Section 3.7. Microsoft shall deliver to Intellon the source code listings, blueprints, schematics, master design source tapes, diagrams and descriptions to such Derivative Technology as is required for Intellon to be able to exercise the license rights set forth in Section 3.7 as to such Derivative Technology and as may be reasonably required for Intellon to maintain the interoperability of Intellon ASICs or subassembly products with Microsoft PLC Products embodying such Derivative Technology. Microsoft shall further provide to Intellon, upon Intellon's request, technical support and consulting at Microsoft's then standard commercial rates in connection with Intellon's understanding, use and exploitation of such Derivative Technology.

5. USE OF INTELLON MARKS. In circumstances which Microsoft deems to be commercially reasonable in its sole discretion, Microsoft will place one of the two identifying markings listed below or similar markings mutually agreed to both parties on the commercial retail packaging for Microsoft PLC Products embodying Phase 1 Intellectual Property, Intellon Intellectual Property, in such a manner that one of such identifying markings may be reasonably visible by the consumer.

                                           Connected by Intellon
                                            Powered by Intellon

6.      OTHER OBLIGATIONS OF THE PARTIES.

        6.1 PRESS RELEASES. The Parties will co-operate with each other on press releases and similar communications regarding the non-confidential subject matter of this Agreement. The content, timing and necessity of all such communications will be mutually agreed upon in writing by both


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                                                CONFIDENTIAL TREATMENT REQUESTED


        Parties, and neither Party may issue any public announcement or press release regarding the subject matter of this Agreement without having received the prior consent of the other Party.

        6.2 PURCHASE OF CHIPS. For a period of three (3) years following Microsoft's acceptance of the Phase 2 Deliverables, Microsoft agrees to identify Intellon as a "Microsoft Approved Manufacturer" of PLC modems that is authorized to purchase ASICs based on the Phase 1 Intellectual Property or Phase 2 Intellectual Property, from Microsoft's manufacturer of such ASICs. Microsoft agrees to use reasonable efforts (but not to include the payment of financial or other consideration) to have such Third Party manufacturer sell such ASICs to Intellon under the master pricing structure and terms and conditions, if any, that Microsoft has negotiated with such Third Party manufacturer to be available to purchasers of such ASICs.

        6.3 APPLICATION KITS. Subject to the terms and conditions of this Agreement including without limitation Section 8, either Party may make available to Third Parties an ASIC applications kit containing technical and other information to assist such Third Parties to develop Microsoft PLC Compatible products. During the Exclusivity Period, as that term is defined in Section 4.2.1 of this Agreement, Intellon shall obtain Microsoft's written approval prior to Intellon's distribution of any applications kit embodying Phase 2 Intellectual Property. Nothing in this section shall be construed to expand the license grants provided in Sections 2, 3 or 4 of this Agreement.

        6.4 SUPPORT TO THIRD PARTIES. Intellon shall act as a free agent contractor to provide to Third Parties to whom Microsoft has granted rights in the Phase 1 Intellectual Property, Phase 1 Deliverables, Phase 2 Deliverables, or Intellon Intellectual Property, at the request of those parties, technical support and consulting at Intellon's then standard commercial rates in connection with such Third Parties' understanding, use, and exploitation of the Phase 1 Intellectual Property, Phase 1 Deliverables, Phase 2 Deliverables or Intellon Intellectual Property.

        6.5 COMPLIANCE TESTING. Microsoft, in its sole discretion, may request that Intellon provide compliance testing services for Third Parties, for the purpose of evaluating whether products distributed by such Third Parties are Microsoft PLC Compatible. In the event that Microsoft requests and Intellon agrees to provide such compliance testing services, either Microsoft or the Third Parties may contract with Intellon, at Intellon's then standard commercial rates and subject to the mutual agreement of the contracting parties, to develop a compliance testing suite which includes a "seal of approval" mechanism. Microsoft shall approve in writing any such compliance testing suite before it is implemented.

        6.6 MARKING FOR ASICS INCORPORATING LICENSED INTELLON PATENTS. In accordance with the patent marking provisions of U.S.C. Title 35, Microsoft agrees to use commercially reasonable best efforts to require its licensees to mark stand-alone ASICs (or the tube or packaging containing the ASIC) with the numbers of all licensed Intellon U.S. patents covering the ASIC, which numbers shall be provided by Intellon to Microsoft. Microsoft agrees, as a condition of any license permitting the manufacture of a ASIC, to require that Intellon shall be a third party beneficiary of any such license entitled to enforce the marking requirement set forth in this Section. There shall be no requirement to mark Microsoft PLC Products which contain ASICs as a component or integrated portion thereof with such patent numbers.

7. NO OBLIGATION/INDEPENDENT DEVELOPMENT. Notwithstanding any other provision of this Agreement, neither Party shall have any obligation to market, sell or otherwise distribute Intellectual


                                       13


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                                                CONFIDENTIAL TREATMENT REQUESTED


Property licensed from the other Party, either alone or in any product. Except as provided in Section 8, nothing in this Agreement will be construed as restricting either Party's ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for that Party, similar technology performing the same or similar functions as the technology contemplated by this Agreement, or to market and distribute such similar technology in addition to, or in lieu of, the technology contemplated by this Agreement.

8.      CONFIDENTIALITY

        8.1 OBLIGATIONS. Each Party shall protect the other Party's Confidential Information from unauthorized disclosure and use with the same degree of care that such Party uses to protect its own like information, but in no event with less than reasonable care. Neither Party will use the other Party's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither Party will disclose to Third Parties the other Party's Confidential Information without the prior written consent of the other Party.

        8.2 RESIDUALS. The Parties' obligations of confidentiality under this Agreement shall not be construed to limit either Party's right to independently develop or acquire products without use of the other Party's Confidential Information. Further, either Party shall be free to use for any purpose the residuals resulting from access to or work with such Confidential Information, provided that such Party shall maintain the confidentiality of the Confidential Information as provided herein. The term "residuals" means information in non-tangible form, which may be retained by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein. Neither Party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. However, the foregoing shall not be deemed to grant to either Party a license under the other Party's copyrights or patents beyond that specifically granted by the terms of this Agreement.

        8.3 CONFIDENTIALITY OF AGREEMENT. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other's Confidential Information and that no terms and conditions of this Agreement can be disclosed without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the Parties; (iv) in connection with the requirements of an initial public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

        8.4 COMPELLED DISCLOSURE. If either Party believes that it will be compelled by a court or other authority to disclose Confidential Information of the other, such Party shall give such other Party prompt notice so that such other Party may take steps to oppose such disclosure.

9.      WARRANTIES.

        9.1    BY INTELLON.  Intellon warrants and represents that:


                                       14


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                                                CONFIDENTIAL TREATMENT REQUESTED


               9.1.1 It has the full power to enter into this Agreement and make the assignments and grant the license rights set forth herein;

               9.1.2 It has not previously and will not grant any rights in the Phase 1 Intellectual Property, Derivative Technology of the Phase 1 Intellectual Property, the Phase 1 Deliverables, the Phase 2 Deliverables, or the Intellon Intellectual Property to any Third Party that would prevent Intellon from granting to Microsoft the rights described in this Agreement or that would prevent Microsoft from exercising the rights that it is being granted under this Agreement;

               9.1.3 The Phase 1 Intellectual Property, the Phase 1 Deliverables, the Phase 2 Deliverables, the Phase 2 Intellectual Property (other than as provided by Microsoft) and the Intellon Intellectual Property are original to Intellon or appropriately licensed from Third Parties, do not infringe any copyright, trade secret, or other proprietary rights (other than patents) held by any Third Party and, to the reasonable knowledge of Intellon without an obligation to conduct a patent search, do not infringe any patent rights held by any Third Party;

               9.1.4 The Phase 1 Deliverables, Phase 1 Intellectual Property, Phase 2 Deliverables, Phase 2 Intellectual Property (other than as provided by Microsoft) and the Intellon Intellectual Property have been or will be created by employees of Intellon within the scope of their employment and under obligation to assign inventions to Intellon, or by independent contractors under written obligations to assign all rights in the foregoing to Intellon (as set forth in Section 3.5), or have been or will be licensed to Intellon with all rights necessary to grant the rights described in this Agreement; and

               9.1.5 In the event any bugs, errors or other deviations from the Phase 1 Specifications or recurring systemic failures (except for failures caused by compliance with the Phase 1 Specifications, Phase 1 Requirements or Phase 1 Statement of Work) are discovered in the Phase 1 Deliverables within one (1) year of Microsoft's acceptance of the same, or in the event any bugs, errors or other deviations from the Phase 2 Specifications or recurring systemic failures (except for failures caused by compliance with the Phase 2 Specifications, Phase 2 Requirements or Phase 2 Statement of
               Work) are discovered in the Phase 2 Deliverables within one (1) year of Microsoft's acceptance of the same, Intellon will use its commercially reasonable best efforts to correct such errors or deficiencies and to deliver to Microsoft corrected Phase 1 Deliverables or Phase 2 Deliverables as the case may be.

        9.2    BY MICROSOFT.  Microsoft warrants and represents that:

               9.2.1 It has the full power to enter into this Agreement and make the assignments and license rights set forth herein and that it has not previously and will not grant any rights in the Phase 2 Intellectual Property to any Third Party that would prevent Microsoft from granting to Intellon the rights described in this Agreement or that would prevent Intellon from exercising the rights that it is being granted under this Agreement;

               9.2.2 The Phase 2 Intellectual Property provided by Microsoft is original to Microsoft or appropriately licensed from Third Parties, does not infringe any copyright, trade secret, or other proprietary rights (other than patents) held by any Third Party, and,



                                       15


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
                                                CONFIDENTIAL TREATMENT REQUESTED


               within the reasonable knowledge of Microsoft, does not infringe any patent rights held by any Third Party; and

               9.2.3 The Phase 2 Intellectual Property provided by Microsoft has been or will be created by employees of Microsoft within the scope of their employment and under obligation to assign inventions to Microsoft, or by independent contractors under written obligation to assign all rights in the foregoing to Microsoft, or have been or will be licensed to Microsoft with all rights necessary to grant the rights described in this Agreement.

10.     INDEMNIFICATION.

        10.1 INDEMNITY BY INTELLON. Intellon shall, at its expense and Microsoft's request, defend any claim or action brought against Microsoft, or Microsoft's affiliates, directors, officers, employees, OEMs, licensees, distributors, agents and independent contractors (collectively the "Microsoft Indemnitees"), to the extent it is based upon a Third Party claim that if true, would constitute a breach of an Intellon warranty under Section 9.1 (collectively, "Intellon Claims"), and Intellon will indemnify and hold the Microsoft Indemnitees harmless from and against any costs, damages and fees reasonably incurred by the Microsoft Indemnitees, including but not limited to reasonable fees of outside attorneys and other professionals, that are attributable to such Intellon Claims. Microsoft shall: (i) provide Intellon reasonably prompt notice in writing of any such Intellon Claims and permit Intellon, through counsel chosen by Intellon and acceptable to Microsoft in its reasonable discretion, to answer and defend such Intellon Claims; and
        (ii) provide Intellon with reasonable information, assistance and authority, at Intellon's expense, to help defend such Intellon Claims. Intellon will not be responsible for any settlement made by Microsoft without Intellon's written permission, which permission will not be unreasonably withheld or delayed. Microsoft reserves the right to retain its own counsel at its expense to participate in the defense of any Intellon Claim. Unless Intellon obtains for Microsoft a complete release of all Intellon Claims thereunder, Intellon may not settle any Intellon Claim under this Section 10.1 on Microsoft Indemnitees' behalf without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld or delayed. In the event Microsoft and Intellon agree to settle an Intellon Claim, Intellon agrees not to publicize the settlement without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld or delayed. If at any time after such an Intellon Claim has been made, Microsoft's licensed use of the Phase 1 Intellectual Property, the Phase 1 Deliverables, the Phase 2 Deliverables, the Intellon Intellectual Property or the Derivative Technology licensed to Microsoft under
        Section 4.2.3 ("Intellon Technology") is reasonably expected to be enjoined, Intellon shall at its sole expense, and prior to the issuance of any such injunction, either, at Intellon's discretion, (i) procure for Microsoft the right to continue selling the Microsoft PLC Product(s) and licensing the Intellon Technology, or (ii) replace the alleged infringing Intellon Technology with a version that is non-infringing, with the same functionality and performance and pay Microsoft's actual cost of recalling and reworking Microsoft PLC Products to install the non-infringing Intellon Technology. Intellon shall have no liability to Microsoft under this Section 10.1 to the extent that such infringement is based upon the use of the Intellon Technology in combination with other components, equipment or software not furnished by Intellon where the infringement would not have occurred but for the combination.

        10.2 INDEMNITY BY MICROSOFT. Microsoft shall, at its expense and Intellon's request, defend any claim or action brought against Intellon, directors, officers, employees, agents and



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                                                CONFIDENTIAL TREATMENT REQUESTED


        independent contractors (collectively the "Intellon Indemnitees") , that, if true, would constitute a breach of a Microsoft warranty under
        Section 9.2 (collectively, "Microsoft Claims"), and Microsoft will indemnify and hold the Intellon Indemnitees harmless from and against any costs, damages and fees reasonably incurred by the Intellon Indemnitees, including but not limited to reasonable fees of outside attorneys and other professionals, that are attributable to such Microsoft Claims. Intellon shall: (i) provide Microsoft reasonably prompt notice in writing of any such Microsoft Claims and permit Microsoft, through counsel chosen by Microsoft and acceptable to Intellon in its reasonable discretion, to answer and defend such Microsoft Claims; and (ii) provide Microsoft with reasonable information, assistance and authority, at Microsoft's expense, to help Microsoft to defend such Microsoft Claims. Microsoft will not be responsible for any settlement made by Intellon without Microsoft's written permission, which permission will not be unreasonably withheld or delayed. Intellon reserves the right to retain its own counsel at its expense to participate in the defense of any Microsoft Claim. Unless Microsoft obtains for Intellon a complete release of all Microsoft Claims thereunder Microsoft may not settle any Microsoft Claim under this Section 10.2 on the Intellon Indemnitees' behalf without first obtaining Intellon's written permission, which permission will not be unreasonably withheld or delayed. In the event Intellon and Microsoft agree to settle a Microsoft Claim, Microsoft agrees not to publicize the settlement without first obtaining Intellon's written permission, which permission will not be unreasonably withheld or delayed. If at any time after such a Microsoft Claim has been made, Intellon's licensed use of the Derivative Technology licensed to Intellon under Section 4.2.4 ("Microsoft Technology") is reasonably expected to be enjoined, Microsoft shall at its sole expense, and prior to the issuance of any such injunction, either, at Microsoft's discretion, (i) procure for Intellon the right to continue selling the Intellon products incorporating the Microsoft Technology and licensing the Microsoft Technology, or (ii) replace the alleged infringing Microsoft Technology with a version that is non-infringing, with the same functionality and performance and pay Intellon's actual cost of recalling and reworking Intellon products incorporating the Microsoft Technology to install the non-infringing Microsoft Technology. Microsoft shall have no liability to Intellon under this Section 10.2 to the extent that such infringement is based upon the use of the Microsoft Technology in combination with other components, equipment or software not furnished by Microsoft where the infringement would not have occurred but for the combination.

11.     [INTENTIONALLY LEFT BLANK]

12.     TERM AND TERMINATION.

        12.1 TERM. The term of this Agreement shall commence as of the Effective Date and shall continue until terminated as provided in this Section 12 or as set forth in Sections 2.1.2, 2.2, 3.2 or 3.3.

        12.2 TERMINATION BY MICROSOFT WITHOUT CAUSE. Microsoft may terminate this Agreement for any reason, without cause, upon written notice.

        12.3 TERMINATION BY EITHER PARTY FOR CAUSE. Either Party may suspend performance and/or terminate this Agreement immediately upon written notice at any time if the other Party is in material breach of any material warranty, term, condition or covenant of this Agreement and fails to cure that breach within sixty (60) days after written notice thereof.


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                                                CONFIDENTIAL TREATMENT REQUESTED


        12.4   TERMINATION DURING PHASE 1.

               12.4.1 By Microsoft For Cause. In the event of termination of the Agreement by Microsoft during Phase 1 pursuant to Section 2.1.2 as a result of Intellon's failure to deliver Phase 1 Deliverables that are substantially complete within fifteen (15) days after the delivery date specified in the Phase 1 Schedule for the Phase 1 Deliverables (or as such date as been mutually extended) or a material breach by Intellon of Section 8 of this Agreement occurring prior to such delivery date, Intellon shall return to Microsoft, within five (5) days after the date of termination, the Three Million Dollars (US $3,000,000) sum paid to it under
               Section 2.4 of this Agreement and the license grants in Section
               2.3 shall terminate and Intellon shall not be entitled to receive the balance of Three Million Dollars (US $3,000,000) provided for in Section 2.4 of this Agreement. In the event of termination of the Agreement by Microsoft during Phase 1 pursuant to Sections
               2.1.2 (except for the cause specified in the previous sentence),
               2.2 or 12.3, the license grants in Section 2.3 shall terminate and Intellon shall not be entitled to receive the balance of Three Million Dollars (US $3,000,000) provided for in Section 2.4 of this Agreement.

               12.4.2 By Microsoft Without Cause or By Intellon For Cause. In the event of a termination of the Agreement by Microsoft pursuant to Section 12.2, or by Intellon pursuant to Section 12.3, before Microsoft's acceptance of the Phase 1 Deliverables, Intellon shall discontinue all work then being performed under Phase 1 upon receipt or giving of the termination notice, whichever is appropriate. Intellon shall be entitled to keep all payments made, or required to be made, by Microsoft under this Agreement as of the date of termination and the license grants in Section
               2.3 shall terminate.

        12.5   TERMINATION DURING PHASE 2.

               12.5.1 By Microsoft For Cause. In the event of a termination of the Agreement by Microsoft pursuant to Sections 3.2, 3.3 or 12.3 during Phase 2 prior to Microsoft's acceptance of the Phase 2 Deliverables, Intellon will discontinue all work then being performed under Phase 2 upon the receipt of the termination notice. Microsoft shall have the option of either: (i) receiving from Intellon (within ten (10) days after the date of termination), and retaining, the work in progress as Phase 2 Intellectual Property in which case Intellon shall be entitled to keep all payments made, or required to be made, by Microsoft under this Agreement as of the date of termination and all license grants and ownership provisions and restrictions under Sections 3 and 4.2 shall survive termination (but the cross-licensing provisions of Sections 4.3.2 and 4.4.2 shall terminate); or (ii) assigning all Phase 2 work in progress to Intellon (except for any Intellectual Property contributed by Microsoft to the Phase 2 work in progress) in which case Intellon shall refund to Microsoft all payments made by Microsoft to Intellon pursuant to Section 3.4 and the license grants and ownership provisions under Section 3, 4.3.2 and 4.4.2, and the restrictions of Section 4.2 on Intellon's sublicensing rights, shall terminate. In addition to the Sections set forth in Section
               12.7 below and set forth in clause (i) of the preceding sentence, Sections 2, 4.1, 4.3.1, 4.4.1 and 6.6 shall survive termination in either event.

               12.5.2 By Microsoft Without Cause or by Intellon For Cause. In the event of a termination of the Agreement by Microsoft pursuant to Section 12.2, or by Intellon pursuant to Section 12.3, during Phase 2 prior to Microsoft's acceptance of the Phase 2



                                       18

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                                                CONFIDENTIAL TREATMENT REQUESTED


               Deliverables, Intellon will discontinue all work then being performed under Phase 2 upon the receipt of the termination notice. Intellon shall turn over to Microsoft all work in progress applicable to Phase 2 within ten (10) days after the termination date. Intellon shall be entitled to keep all payments made, or required to be made, by Microsoft under this Agreement as of the date of termination. In addition to the Sections set forth in Section 12.7 below, Sections 2, 3, 4.1, 4.2, 4.3.1, 4.4.1 and 6.6 shall survive termination.

        12.6   TERMINATION AFTER PHASE 2.

               12.6.1 By Microsoft Without Cause. If Microsoft terminates the Agreement pursuant to Section 12.2 after Microsoft's acceptance of the Phase 2 Deliverables, the cross-licensing provisions of Sections 4.3.2 and 4.4.2 shall terminate. In addition to the Sections set forth in Section 12.7 below, Sections 2, 3, 4.1, 4.2, 4.3.1, 4.4.1 and 6.6 shall survive termination.

               12.6.2 By Either Party For Cause. If either Party terminates the Agreement pursuant to Section 12.3 after Microsoft's acceptance of the Phase 2 Deliverables, the cross-licensing provisions of Sections 4.3.2 and 4.4.2 shall terminate. In addition to the Sections set forth in Section 12.7 below, Sections 2, 3, 4.1, 4.2, 4.3.1, 4.4.1 and 6.6 shall survive termination.

        12.7 EFFECT OF TERMINATION. In the event of termination or expiration of this Agreement for any reason, Sections 1, 6.1, 7, 8, 9, 10, 12, 13 and 14 (except Section 14.5, which shall terminate) shall survive termination.

        12.8 BREACH OF SECTION 4.1.1. In the event that Microsoft unintentionally breaches the field of use restrictions set forth in
        Section 4.1.1 (i.e., the breach occurs without the manager(s) responsible for the breach being aware of the existence of the field of use restriction), within ninety (90) days after receipt of notice of such breach from Intellon, Microsoft may cure such breach by exercising the option set forth in Section 4.1.2 if the option by its terms is still available. If the option is not available or if Microsoft chooses not to exercise the option, the parties shall enter into good faith discussions to determine the cure for the breach. Possible cures for the breach shall include without limitation: (i) Microsoft's termination of the sale or license of the products which are intended for uses outside of those authorized in Section 4.1.1 and (ii) agreement between the parties to remove the Section 4.1.1 restrictions in whole or in part in return for either a lump sum payment or royalties. The Parties shall have ninety (90) days in which to negotiate a cure for such breach. If the cure is (i) above, Microsoft shall have a commercially reasonable time to effect such a cure.

13. LIMITATION OF LIABILITIES. EXCEPT FOR A BREACH OF SECTIONS 8, 9 OR 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, EITHER PARTY'S CUMULATIVE LIABILITY TO THE OTHER PARTY SHALL BE LIMITED TO THE AMOUNT ACTUALLY PAID BY MICROSOFT TO INTELLON UNDER SECTION 2.4 AND 3.4. THIS LIMITATION OF LIABILITY SHALL NOT APPLY WITH REGARD TO AN ACTION BY INTELLON TO OBTAIN PAYMENTS REQUIRED TO BE MADE UNDER SECTIONS 2.4 AND 3.4 AND EXHIBIT B.

                                       19

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                                                CONFIDENTIAL TREATMENT REQUESTED


14.     GENERAL.

        14.1 NOTICES. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

        TO INTELLON:                           TO MICROSOFT:

        Intellon Corporation                   Microsoft Corporation
        5100 West Silver Springs Blvd.         One Microsoft Way
        Ocala, FL 34482                        Redmond, WA  98052-6399
        Attention:   Eric Buffkin              Attention:   V.P. of Hardware
        Phone:   (352) 237-7416                Phone:   (425) 882-8080
        Fax:   (352) 237-7616                  Fax:   (425) 936-7329
        E-mail:   eric.buffkin@intellon.com

        Copy to:   Fish & Richardson           Copy to: Law & Corporate Affairs
        225 Franklin Street                    Fax:   (425) 936-7409
        Boston, MA 02110
        Attention:   G. Roger Lee
        Phone:   (617) 521-7039
        Fax:   (617) 542-8906
        E-mail:   lee@fr.com

        or to such other address as a Party may designate pursuant to this notice provision.

        14.2 INDEPENDENT CONTRACTORS. Intellon and Microsoft are independent entities, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the Parties.

        14.3   TAXES.

               14.3.1 The amounts to be paid by Microsoft to Intellon herein do not include any state or local sales or use taxes now or hereafter imposed on the provision of goods and services to Microsoft by Intellon under this Agreement. Any such sales or use taxes that (i) are owed by Microsoft solely as a result of entering into this Agreement and the payment of the fees hereunder, (ii) are required to be collected from Microsoft by Intellon under applicable law, and (iii) are based solely upon the amounts payable under this Agreement (the "Collected Taxes") shall be stated separately as applicable on Intellon's invoices and shall be remitted by Microsoft to Intellon, whereon Intellon shall remit to Microsoft official tax receipts indicating that such taxes have been collected by Intellon. Microsoft may provide to Intellon an exemption certificate acceptable to the relevant taxing authority (including without limitation a resale certificate) in which case Intellon shall not collect the taxes covered by such certificate. Intellon agrees to take such steps as are requested by Microsoft to minimize such taxes in accordance with all relevant laws and to cooperate with and assist Microsoft, at Microsoft's request, in challenging the validity of any taxes collected from Microsoft by Intellon or otherwise paid by Microsoft. Intellon shall indemnify and hold Microsoft harmless from any


                                       20


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                                                CONFIDENTIAL TREATMENT REQUESTED


               Collected Taxes, penalties, interest, or additions to tax arising from amounts paid by Microsoft to Intellon under this Agreement, that are asserted or assessed against Microsoft to the extent such amounts relate to amounts that are paid to or collected by Intellon from Microsoft under this section.

               14.3.2 All amounts to be paid by Microsoft to Intellon herein exclude any foreign, U.S. federal, state, local, municipal or other governmental taxes arising as a result of the transactions contemplated under this Agreement including, without limitation,
               (a) taxes imposed or based on or with respect to or measured by any net or gross income or receipts of Intellon, (b) any franchise taxes, taxes on doing business, gross receipts taxes or capital stock taxes (including any minimum taxes and taxes measured by any item of tax preference), (c) any taxes imposed or assessed after the date upon which this Agreement is terminated,
               (d) taxes based upon or imposed with reference to Intellon's real and personal property ownership (e) any taxes imposed with respect to the employees or independent contractors of Intellon (including, without limitation, federal insurance contributions act (FICA) taxes, federal unemployment tax act (FUTA) taxes, or income tax withholding or any similar state taxes) (f) any taxes similar to or in the nature of those taxes described in (a), (b),
               (c), (d) or (e) above, now or hereafter imposed on Intellon or any Third Parties with which Intellon enters into agreements relating to its undertakings hereunder (collectively "Taxes"). Microsoft is not liable for any Taxes, duties, levies, fees, excises or tariffs or any penalties, interest or any additions thereon, incurred in connection with or related to the sale of goods and services under this Agreement, provided that Microsoft shall pay Intellon Collected Taxes in accordance with subsection
               (a) above. Such Taxes (other than Collected Taxes) shall be the responsibility of Intellon, including penalties, interest and other additions thereon, and Intellon agrees to indemnify, defend and hold Microsoft harmless from any Taxes or claims, causes of action, costs (including without limitation, reasonable attorneys' fees), penalties, interest charges and other liabilities of any nature whatsoever related to such Taxes.

               14.3.3 If taxes are required to be withheld on any amounts otherwise to be paid by Microsoft to Intellon, Microsoft will deduct such taxes from the amount otherwise owed and pay them to the appropriate taxing authority. At Intellon's written request and expense, Microsoft will use reasonable efforts to cooperate with and assist Intellon in obtaining tax certificates or other appropriate documentation evidencing such payment provided, however, that the responsibility for such documentation shall remain with Intellon.

        14.4 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Washington as though entered into between Washington residents and to be performed entirely within the State of Washington, and Intellon consents to jurisdiction and venue in the state and federal courts sitting in the State of Washington.

        14.5   ASSIGNMENT.

               14.5.1 Restriction on Assignment and Delegation. This Agreement shall be binding upon and inure to the benefit of each Party's respective successors and lawful assigns; provided, however, that prior to the completion of Phase 1, or prior to the completion of Phase 2 if the Parties enter into Phase 2, Intellon may not assign its rights or delegate its obligations under this Agreement to any other party, in whole or in part, whether by sale of assets, merger (whether or not Intellon is the surviving entity), or transfer of management or control of Intellon, or by operation of law or otherwise, without the prior written approval of Microsoft, which approval


                                       21


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
                                                CONFIDENTIAL TREATMENT REQUESTED


        shall not be unreasonably withheld. Intellon shall guarantee the performance by any successor or assignee of any and all of the obligations imposed by this Agreement.

               14.5.2 Effect of Microsoft Termination. This restriction on assignment and delegation terminates immediately upon Microsoft's termination of the Agreement under any of the various termination provisions of Section 12.

               14.5.3 Definition of Control. For purposes of this Section, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a legally recognizable entity, whether through the ownership of voting shares, by contract, or otherwise. Transfer of more than 30% of any class of Intellon's voting stock to another person or entity shall constitute a transfer of control. In the case of such an entity that is a partnership, limited liability company, corporation, or similar entity and that has partners, members, or shareholders with equal ownership interests or equal control interests (by contract or otherwise), each such partner, member, or shareholder shall be deemed to possess the power to direct or cause the direction of the management and policies of that entity.

              14.5.4 Obtaining Approval from Microsoft. If Intellon desires to effect a transaction (e.g., a merger, acquisition, or refinancing) that would amount to a transfer of control requiring Microsoft's approval hereunder, Intellon shall request Microsoft's approval in writing. Microsoft shall inform Intellon of its decision in writing within 15 days. Failure to respond within such time shall be deemed disapproval by Microsoft.

        14.6 CONSTRUCTION. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor or against either Party.

        14.7 ENTIRE AGREEMENT. This Agreement does not constitute an offer by Microsoft and it shall not be effective until signed by both Parties. This Agreement constitutes the entire agreement between the Parties with respect to the Services and all other subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Intellon and Microsoft by their respective duly authorized representatives.

        14.8   EXHIBITS.  The following Exhibits are part of this Agreement:

        Exhibit A     -      Power Line Carrier Technology Definition
        Exhibit B     -      Royalties
        Exhibit C     -      Phase 1
        Exhibit D     -      Elements for Phase 2
        Exhibit E            Independent Contractor Assignment of Rights Form

        IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date written above.


                                       22

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Commission pursuant to an application for confidential treatment under Rule 406.
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                                                CONFIDENTIAL TREATMENT REQUESTED


        MICROSOFT CORPORATION                INTELLON CORPORATION.


        --------------------------           -----------------------------------
        By (Sign)                            By (Sign)

        --------------------------           -----------------------------------
        Name (Print)                         Name (Print)

        --------------------------           -----------------------------------
        Title                                Title

        --------------------------           -----------------------------------
        Date                                 Date

                                             -----------------------------------
                                             Intellon's Federal Employer ID
                                             number



                                       23

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                                                CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT A

                 POWER LINE CARRIER (PLC) TECHNOLOGY DEFINITION

SUMMARY

        Two separate PLC technologies are being licensed by Intellon Corporation to Microsoft Corporation in accordance with the attached license agreement. The first is called Spread Spectrum Carrier(TM) (SSC). The second is called Intellon Enhanced OFDM (IEOFDM).

SPREAD SPECTRUM CARRIER

        SSC Technology is a method of spread spectrum communications suitable for carrier sense multiple access (CSMA) networks. SSC Technology utilizes a series of short, self-synchronizing, frequency swept "chirps" that act as a carrier. The chirps are always of the same known pattern and detectable by all of the nodes on the network. This approach is described in U.S. patent number 5,090,024, "Spread Spectrum Communications System for Networks" and number 5,574,748, "Spread Spectrum Communications System for Networks".

        Chirps can be divided into two frequency swept portions so that the beginning and end of the chirp occur at the intermediate frequency of the sweep range. This allows the frequency transitions to be controlled so that less out-of-band energy is produced. This technique is described in U.S. patent number 5,263,046, "Spread-Spectrum Chirp Communication with Sharply Defined Bandwidth".

        In the embodiment of SSC used in conjunction with EIA-600 (SSC), two modulation schemes are used for symbol transmission by the physical layer. Amplitude Shift Keying (ASK) is used in the preamble of the message packet. ASK modulation uses alternating SUPERIOR and INFERIOR states to encode symbols. A SUPERIOR state is represented by the presence of a chirp and an inferior state by the absence of a chirp. Because the transmitter is quiet during inferior states, superior states transmitted by other devices contending for the channel can be detected during the preamble of the packet. In the preamble, pitch (time between inception of successive chirps) is slightly longer than in the body of the packet. This change in pitch allows the receiver to unambiguously determine the start of packet data and is covered by U.S. patent number 5,278,862, "Timing for Spread-Spectrum Communication Across Noisy Media".

INTELLON ENHANCED ORTHOGONAL FREQUENCY DIVISION MULTIPLEXING (IEOFDM)

        Note: The OFDM program at Intellon is nearing the point at which patents will be outlined, drafted and filed on crucial and unique pieces of OFDM technology and implementation. The tutorial shown below outlines the theory of operation but is not intended to serve as a comprehensive licensing document nor the final deliverable of the "technology definition document".. It is Intellon's goal to outline our full patent position and provide Microsoft with a document similar in scope to that given for SSC (above). This timeframe will in no case be later than Dec 31, 1998. Until such patents are filed, Intellon will have to work to protect its proprietary information. As such, Microsoft will have access to all relevant information but will have to work with Intellon to gain approval to pass proprietary technical information on to Third Parties such as sublicensees. Once patents are filed, such precautions shall be lifted

        Orthogonal Frequency Division Multiplexing (OFDM) is a spectrum efficient modulation technique that enables wireless transmission of very high data rates. Data rates in excess of 100 Million bits per second (Mbps) are possible. OFDM has characteristics that make it adaptable to environments with harsh multi-path reflections without equalization. Equalization becomes very complex and expensive,


                                       24

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                                                CONFIDENTIAL TREATMENT REQUESTED

if not impossible, for data rates above 10 Mbps. The problems caused by multi-path reflections increase with distance and data rate.

        OFDM has been adopted as the modulation standard in Europe for terrestrial and satellite audio broadcast (Eureka 147 DAB - Digital Audio Broadcast - in use in Europe and Canada) and for terrestrial television broadcast (DVB - Digital Video Broadcast). The decision to select OFDM was largely due to OFDM's ability to mitigate multi-path reflections while making efficient use of the available spectrum. The DVB standard provides for net data rates up to 31.67 Mbps in a channel only 8 MHz wide for distances exceeding 50 miles (using OFDM/64-QAM).

        OFDM modulation is essentially the simultaneous transmission of a large number of narrow band carriers (or subcarriers) each modulated with a low data rate, the sum total yielding a very high data rate. The history of OFDM dates back to 1966, when R. W. Chang published his paper on the synthesis of band-limited orthogonal signals for multichannel transmission (Bell System Technical Journal). A major contribution to OFDM was later presented in 1971 by
S. B. Weinstein and P. M. Ebert, who used the discrete Fourier transform (DFT) to perform baseband modulation and demodulation. They also added a guard space between OFDM symbols to combat intersymbol interference (ISI) caused by multi-path reflections. In 1980, A. Peled and A. Ruiz introduced the cyclic prefix in the guard space to solve a final problem with maintaining orthogonality (lack of which causes interchannel interference (ICI)). With today's technology, the DFT processor and other circuitry required to implement OFDM can be built in a very low cost CMOS IC. Very high-speed, low cost (consumer) transceivers can now be a reality.

THEORY OF OPERATION

        The basic idea of OFDM is to divide the available spectrum into many narrowband, low data rate carriers (or subcarriers). To obtain high spectral efficiency the frequency response of the subcarriers are overlapping and orthogonal, hence the name OFDM. Each narrowband subcarrier can be modulated using various modulation formats where BPSK, QPSK and QAM (or the differential equivalents) are commonly used.

        Since the modulation rate on each subcarrier is very low, each subcarrier experiences flat fading in a multi-path environment and is easy to equalize. The need for equalization can be eliminated by selecting a relatively small subcarrier spacing and using differential QPSK (DQPSK) modulation where the data is encoded as the difference in phase between subcarriers (see Figure
1). Subcarrier pairs experience flat fading due to the narrow bandwidth they occupy and the difference in phase and amplitude error between them is small. Differential modulation can also be encoded as the difference in phase between the present and previous symbol in time on the same subcarrier.

                                   [GRAPHIC]

                  Figure 1. Data encoded on the difference in phase between subcarriers.


                                       25

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
                                                CONFIDENTIAL TREATMENT REQUESTED


TRANSMITTER

        OFDM modulation is generated using a fast Fourier transform (FFT) processor. M bits of data are encoded in the frequency domain onto N subcarriers as per Figure 2. M = [N-1] x B where B = the number of bits per modulation symbol. B=2 in the case of QPSK or DQPSK.

        An inverse FFT (IFFT) is performed on the set of frequency subcarriers to convert to the time domain (see Figure 2) to produce a single OFDM "symbol". The length of time for the OFDM symbol is equal to the reciprocal of the subcarrier spacing and is generally a very long time compared to the data rate.

                                   [GRAPHIC]

          Figure 2. Transform from the frequency to the time domain and adding the cyclic prefix

RECEIVER

        OFDM signals are demodulated by the reverse process of the transmitter (see Figure 2) where the cyclic prefix is removed from the time domain signal and an FFT is performed on each symbol to convert to the frequency domain. Data is decoded (in the case of DQPSK) by examining the phase difference of adjacent subcarriers. Additional requirements for the receiver are frequency and time synchronization. Phase synchronization of the local oscillators is not required with differential modulation.

MULTI-PATH

        A cyclic prefix is added to the OFDM symbol to maintain complete orthogonality in a time-dispersive channel (caused by multi-path reflections) by copying the last part of the symbol and adding the copy to the beginning of the symbol (see Figure 2). The long OFDM symbol time (generally many microseconds) combined with the cyclic prefix (usually a small percent of the OFDM symbol time) are key factors that enable performance in a time-dispersive channel. The cyclic prefix needs to be as long as the longest multi-path delay time to maintain orthogonality (eliminate ICI) and eliminate ISI.

        Conventional modulation suffers from interference caused by time-delayed reflections of the original signal overlapping successive symbols (ISI). Consider the transmission of conventional QPSK symbols at a rate of 1 MHz (yielding 2 Mbps) in a time-dispersive channel with reflections delayed as much as 1 uS. (Multi-path reflections of 1 uS occur in indoor environments with several hundred feet of range.) In this example, the symbol time is 1/(1 MHz) = 1 uS. When multiple copies of the original signal arrive at the receiver delayed up to 1 uS, the symbol being decoded (likely to be the signal from the most direct path) is interfered with and corrupted by the delayed signals which contain the previous symbol transmitted 1 uS earlier. This distortion can be corrected with equalization, but becomes much more difficult when the symbol rate is increased to 10 MHz, for example, where potentially all 10 preceding symbols interfere with the symbol currently being decoded.


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                                                CONFIDENTIAL TREATMENT REQUESTED


        With OFDM, many hundreds of bits ( see above: [N-1] x B ) are transmitted for each symbol making the duration of the symbol many microseconds. Selecting a cyclic prefix of 1 uS for the example above, all received copies of the original signal would contain the same OFDM symbol (except shifted in time) and there would be no ISI.

        For long distance transmissions (such as the DVB standard where the distance may be 50 miles or more), the time-dispersion is much longer (many microseconds). In this case, the OFDM symbol time is specified to be hundreds of microseconds and the cyclic prefix many microseconds in order to combat interference from reflections.

FADING

        Even though OFDM can eliminate ISI, there remains a problem called fading, also caused by multi-path reflections. Fading is caused when the reflected signals arrive such that they cancel (i.e. 180 degrees out of phase) the signal arriving first. This usually occurs only at particular frequencies (or subcarriers in the case of OFDM) since the time delay for the reflections are generally constant whereas the phase angle for a fixed time delay varies with frequency. The net result is loss of data from some of the subcarriers that are attenuated due to fading.

        A solution is to add interleaving and error coding to recover the lost bits. This is commonly referred to as coded OFDM (COFDM). Both the DAB and DVB standards use COFDM.

THE FOREGOING EXHIBIT A IS AGREED TO AND ACCEPTED BY THE PARTIES:


MICROSOFT CORPORATION                       INTELLON CORPORATION


--------------------------                  ------------------------------------
By (Sign)                                   By (Sign)


--------------------------                  ------------------------------------
Name (Print)                                Name (Print)


--------------------------                  ------------------------------------

Title                                       Title


--------------------------                  ------------------------------------
Date                                        Date

                                    EXHIBIT B

                                  ROYALTIES FOR
                         ASICs IN NON-MICROSOFT PRODUCTS

        1. ROYALTIES FOR MICROSOFT ASIC SALES TO THIRD PARTIES FOR NON-MICROSOFT PRODUCTS. In the event that Microsoft sells Royalty-Bearing ASICs manufactured by or for Microsoft to any Third Party for use in a product that is not a Microsoft Product :

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                                                CONFIDENTIAL TREATMENT REQUESTED


        1.1 Microsoft agrees to pay a royalty of ********** of the amount paid by Microsoft to its Authorized Manufacturer for the manufacture of Royalty-Bearing ASICs sold to Third Parties for use in a product that is not a Microsoft Product. The "amount paid" for purposes of this Section
        1.1 shall exclude any set-up charges or other costs not charged on a per unit basis that are not exclusively for the manufacture of Royalty-Bearing ASICs. The royalty percentage set forth in this Section
        2.1 shall be adjusted to ********** pursuant to the provisions of
        Section 3 of this Exhibit B.

        1.2 Within forty five (45) days after the end of each calendar quarter with respect to which Microsoft owes Intellon any royalties, Microsoft agrees to furnish Intellon with a statement, together with payment for any amount shown thereby to be due to Intellon. The royalty statement shall contain information sufficient to discern how the royalty payment was computed.

        1.3 Microsoft shall be entitled to withhold from all royalties otherwise payable hereunder a reasonable reserve, made in good faith, against anticipated returns of Royalty-Bearing ASICs, which reserve shall not exceed ********** of all amounts due hereunder for the two most recent calendar quarters, without adjustment for reserve, and which reserve shall be reviewed quarterly in light of the actual returns of the preceding two (2) quarters. The excess or short-fall, if any, of such reserve balance at the time of such quarterly review over or under the actual aggregate amount of returns for such period shall be credited to or debited against the next payment due Intellon hereunder.

        1.4 Intellon shall have the right to have a Third Party approved by Microsoft conduct an audit of Microsoft's records relating to Microsoft's sales of Royalty-Bearing ASICs that are not in Microsoft Products to Third Parties in order to verify the royalties due under
        Section 1 of this Exhibit B. Any such audit shall be conducted at a mutually agreed-upon location (which shall not be on Microsoft property unless specifically agreed to by Microsoft) during regular business hours no more than once per calendar year. Intellon shall provide Microsoft at least thirty (30) day's written notice that Intellon is initiating an audit and Microsoft shall gather and provide the relevant records as reasonably requested. Any audit shall be conducted at Intellon's expense. Prompt adjustment shall be made of any material discrepancies disclosed by such audit.

        1.5 The royalty obligation imposed by Section 1 of this Exhibit B shall terminate ********** from the Safe Ad Date of the first Microsoft PLC Product. All ASIC sales by Microsoft after that date shall be royalty-free.

        1.6 Notwithstanding the provisions of this Exhibit B, any Royalty-Bearing ASIC used by Microsoft or its contractors for development, marketing, or related purposes, including any such ASIC distributed as "free," "complimentary," "no charge," or at nominal prices less than One Dollar (US $1.00) per ASIC to promote or stimulate sales of Microsoft PLC Compatible products, limited to no more than one hundred ASICs to any single entity, and any sales to Microsoft employees that are not subject to resale, shall be exempt from royalty.

        1.7 For purposes of calculating the royalty due under Section 1.1 of this Exhibit, in cases where the SSC or IEOFDM technologies constitute a subset of the full functions of a Royalty-Bearing ASIC, the percentage of gates incorporating the SSC or IEOFDM technologies out of the total number of gates in such ASIC shall be applied to the sales price of the ASIC to determine the "amount paid' for purposes of Section 1.1 of this Exhibit. This allocation shall apply only in cases where SSC or IEOFDM-related gates represent less than ********** of the ASIC gate total. (For example, if ********** of the gates in such ASIC incorporate the SSC or IEOFDM

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
                                                CONFIDENTIAL TREATMENT REQUESTED


        technologies, the royalty shall be calculated based on ********** of the amount paid; if ********** of the gates in such ASIC incorporate the SSC or IEOFDM technologies, the royalty shall be calculated based on ********** of the amount paid.) If the percentage of gates in a Royalty-Bearing ASIC that incorporate the SSC or IEOFDM technologies is less than ********** allocation shall be applied to determine the amount paid for purposes of Section 1.1 of this Exhibit.

2.      ROYALTIES FOR ASIC SALES TO THIRD PARTIES BY AUTHORIZED MANUFACTURER(s).

        2.1 Microsoft agrees that, in any contract whereby Microsoft licenses an Authorized Manufacturer to manufacture and sell Royalty-Bearing ASICs to Third Parties, Microsoft shall require such Authorized Manufacturer to pay a royalty to Intellon in the amount of ********** of the amount received by such Authorized Manufacturer for each such ASIC (the "Sales Price"), for sales to any Third Party.

        2.2 The royalty percentage set forth in Section 2.1 of this Exhibit B shall be adjusted to ********** pursuant to the provisions of Section 3 of this Exhibit B.

        2.3 Microsoft agrees, in any contract subject to Section 2.1 of this Exhibit B, to require that any royalties due be paid to Intellon within forty-five (45) days of the end of the each calendar quarter with respect to which the Authorized Manufacturer owes Intellon any royalties, together with a statement containing information sufficient to discern how the royalty payment was computed.

        2.4 For purposes of calculating the royalty due under Section 2.1 of this Exhibit, in cases where the SSC or IEOFDM technologies constitute a subset of the full functions of a Royalty-Bearing ASIC, the percentage of gates incorporating the SSC or IEOFDM technologies out of the total number of gates in such ASIC shall be applied to the sales price of such ASIC to determine Sales Price for royalty purposes. This allocation shall apply only in cases where SSC or IEOFDM-related gates represent ********** of the Royalty-Bearing ASIC gate total. (For example, if ********** of the gates in a Royalty-Bearing ASIC incorporate the SSC or IEOFDM technologies, the royalty shall be calculated based on ********** of the Sales Price; if ********** of the gates in such ASIC incorporate the SSC or IEOFDM technologies, the royalty shall be calculated based on ********** of the Sales Price.) If the percentage of gates in a Royalty-Bearing ASIC that incorporates the SSC or IEOFDM technologies is less than ********** allocation shall be applied to determine the Sales Price for royalty purposes.

        2.5 In cases where an Authorized Manufacturer manufactures Royalty-Bearing ASICs as an integrated portion and/or component of a finished product, the larger of: (i) the per ASIC average selling price booked by the Authorized Manufacturer for that internal transfer, as otherwise determined under Section 2.3 of this Exhibit, (ii) the Sales Price for sales to the second largest outside ASIC customer of the Authorized Manufacturer, or (iii) in cases where the Authorized Manufacturer has only one outside ASIC customer, the Sales Price for sales to that customer, shall be used to determine the Sales Price for royalty purposes. The foregoing shall be subject to the adjustment set forth in Section 2.4 of this Exhibit B.

        2.6 Microsoft agrees that any contract subject to Section 2.1 of this Exhibit B shall provide Intellon with the right to have an independent Third Party conduct an audit of Royalty-Bearing ASIC sales by an Authorized Manufacturer in order to verify the royalties due under
        Section 2 of this Exhibit B. Any such audit shall be conducted during regular business hours no more than

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
                                                CONFIDENTIAL TREATMENT REQUESTED


        once per calendar year. Intellon shall provide the Authorized Manufacturer to be audited with at least thirty (30) day's written notice that Intellon is initiating an audit. Any such audit shall be conducted at Intellon's expense.

        2.7 An Authorized Manufacturer shall be entitled to withhold from all royalties otherwise payable hereunder a reasonable reserve, made in good faith, against anticipated returns of ASICs, which reserve shall not exceed ********** of all amounts due hereunder for the two most recent calendar quarters, without adjustment for reserve, and which reserve shall be reviewed quarterly in light of the actual returns of the preceding two (2) quarters. The excess or short-fall, if any, of such reserve balance at the time of such quarterly review over or under the actual aggregate amount of returns for such period shall be credited to or debited against the next payment due Intellon hereunder.

3.      CHANGE IN ROYALTY PERCENTAGE.

        3.1 On the first day of the calendar quarter following the calendar quarter in which Royalty-Bearing ASICs incorporating IEOFDM reach a cumulative total of ********* units sold, the royalty percentage due to Intellon for IEOFDM based Royalty-Bearing ASICs under Section 1 and
        Section 2 of this Exhibit B shall be reduced to **********. On the first day of the calendar quarter following the calendar quarter in which Royalty-Bearing ASICs incorporating SSC reach a cumulative total of **********units sold, the royalty percentage due to Intellon for SSC based Royalty-Bearing ASICs under Section 1 and Section 2 of this Exhibit B shall be reduced to **********.

        3.2 Intellon shall provide timely written notice to Microsoft and to all Authorized Manufacturers that have paid or are paying royalties to Intellon pursuant to this Agreement when the sale of Royalty-Bearing ASICs has reached a cumulative total of ********** ASICs. Such notice shall inform Microsoft and all Authorized Manufacturers of the date on which the royalty percentage under this Exhibit B is reduced from **********. Retroactive adjustment may be made by Microsoft or any Authorized Manufacturer to reflect the reduction in royalty percentage as of that date.

        3.3 Both SSC ASICs and IEOFDM ASICs are subject to royalty under Section
        1.1 and 2.1 of this Exhibit B. Each ASIC type shall be subject to an independent cumulative total of *********** of that type of ASIC for the purposes of this Section 3. Each shall be counted as a separate ASIC (even if sold together) for purposes of calculating when a cumulative total of ********** ASICs incorporating each technology have been sold for purposes of this Section 3.

4. INTELLON SUBLICENSEES ROYALTY TO MICROSOFT. Intellon shall require any of its sublicensees that produce components or products that are protected by Phase 2 Intellectual Property to pay or provide to Microsoft the identical royalties, license fees, or any other consideration for the use of such technologies or intellectual property, that such sublicensees are required to pay or provide to Intellon. Intellon shall also require that Microsoft shall have the right to have a Third Party approved by Intellon conduct an audit of payments made to Intellon by Intellon sublicensees in order to verify the royalties, license fees or other payments made by such sublicensees to Intellon and to have any material discrepancies promptly adjusted. Any such audit shall be conducted during regular business hours no more than once per calendar year. Microsoft shall provide Intellon with at least thirty (30) day's written notice that Microsoft is initiating an audit. Any such audit shall be conducted at Microsoft's expense.

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Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED


THE FOREGOING EXHIBIT B IS AGREED TO AND ACCEPTED BY THE PARTIES:

MICROSOFT CORPORATION               INTELLON CORPORATION.


-----------------------             ----------------------------------------
By (Sign)                           By (Sign)


-----------------------             ----------------------------------------
Name (Print)                        Name (Print)

-----------------------             ----------------------------------------
Title                               Title

-----------------------             ----------------------------------------
Date                                Date

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
                                                CONFIDENTIAL TREATMENT REQUESTED



                               EXHIBIT C - PHASE 1

                                       SSC

APPROACH:

The approach to Phase I (SSC) is to take the requirements identified below and verify performance to these requirement with an existing Intellon SSC based IC
(P400). An existing P400 evaluation board will be used to gather real world performance data and a test report will be generated.

The Technology will then be transferred to Microsoft in the form specified in the Deliverables section below.

REQUIREMENTS:

HOME CONTROL PLC

The Home Control PLC will be used to communicate low data rate commands between the system hub and other line powered home automation system peripherals, including AC Modules, IR Modules and embedded controllers in future consumer devices.

DATA RATE

-       Home Control PLC Data Rate      -   **********

POWER LINE IMPEDIMENTS

The Home Control PLC must function in the presence of these impediments:

-       Loading attenuation             -  **********
-       Cross phase attenuation         -  **********
-       Continuous Wave interference    -  **********
-       White gaussian noise            -  **********
-       Dimmer noise                    -  **********
                                           **********
                                           **********
-       Multipath distortion            -  **********
                                           **********

Performance requirements in the presence of these impediments shall be:

-       Packet Error Rate               -  **********
-       Working Outlet Percentage       -  **********
-       Working Home Percentage         -  **********

X-10 INTEROPERABILITY

It has been estimated that over 100,000,000 X-10 devices have been sold since their introduction in the mid 1970's. The Home Networking PLC must accommodate this installed base.

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
                                                CONFIDENTIAL TREATMENT REQUESTED


-       Must not interfere with communication between two separate X-10 devices
-       Must be able to transmit and receive X-10 commands directly

COST

The typical Home Control installation may have 20 or 30 control modules in addition to the controller/router. All must include the Home Control PLC. As such, it must be very low cost.

-       Cost per Control PLC node       -  **********

STATEMENT OF WORK:

----------------------------------------------------------------------------
                       TASK                                ********
----------------------------------------------------------------------------
Deliver requirements                                **********
----------------------------------------------------------------------------
Generate field verification test plans              **********
----------------------------------------------------------------------------
Generate acceptance criteria                        **********
----------------------------------------------------------------------------
Review and mutually agree on field test plan and
acceptance criteria                                 **********
----------------------------------------------------------------------------
Test SSC ICs in real world                          **********
----------------------------------------------------------------------------
Complete test reports                               **********
----------------------------------------------------------------------------
Transfer technology                                 **********
----------------------------------------------------------------------------


DELIVERABLES:

- Device specification (data sheet)
- VHDL logic description source code
- VHDL simulation test bench source code
- Analog cell functional specifications
- I/O cell functional specifications
- Memory cell functional specifications
- Microprocessor firmware source code

SCHEDULE ESTIMATES:

----------------------------------------------------------------------------
                    MILESTONE                         ESTIMATED COMPLETION
----------------------------------------------------------------------------
Test plans acceptance criteria and specifications   4 weeks ARO
----------------------------------------------------------------------------
Assemble field data gathering units                 10 weeks ARO
----------------------------------------------------------------------------
Data gathering                                      14 weeks ARO
----------------------------------------------------------------------------
Final test report                                   16 weeks ARO
----------------------------------------------------------------------------

Schedule will run in parallel with the OFDM Phase I schedule

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
                                                CONFIDENTIAL TREATMENT REQUESTED


                                     IEOFDM

APPROACH:

The approach to Phase I (IEOFDM) is to take the requirements identified below and create a specification for an implementation to meet the stated requirements. The specification will be reviewed and jointly agreed upon by Microsoft and Intellon. The specification will then be implemented (using C language) in an industry standard communications simulator and verified the with simulation test plan and acceptance criteria. Once the computer simulations have been completed, the C models used for the simulation will be ported to a system capable of gathering field data against real world impairments. The computer simulation results and the field data results will be compiled into a test report that will document the required performance results and the actual performance results obtained from the simulation and field testing.

The Technology will then be transferred to Microsoft in the form of C models used in the simulation, the specifications and the test reports.

REQUIREMENTS:

HIGH-SPEED NETWORKING PLC

The High-Speed Networking PLC will be used to connect the system hub to other high-speed networking peripherals, including other PCs, networked printers and future voice acquisition home control modules.

DATA RATE

The High-Speed Networking PLC data rate must support standard networking activities such as file transfers and printing. The access into the home is expected to be 1 Mbps through cable modems, ADSL or other high-speed technology. This sets the minimum for interhome networking data rate.

-       High-Speed PLC Data Rate        -  **********

POWER LINE IMPEDIMENTS

The Home Control PLC must function in the presence of these impediments:

-       Loading attenuation             -  **********
-       Cross phase attenuation         -  **********
-       Continuous Wave interference    -  **********
-       White gaussian noise            -  **********
-       Dimmer noise                    -  **********
                                           **********
                                           **********
-       Multipath distortion            -  **********
                                           **********

Performance requirements in the presence of these impediments shall be:

-       Packet Error Rate               -  **********
-       Working Outlet Percentage       -  **********

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Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED


-       Working Home Percentage         -  **********

X-10 COMPATIBILITY

Since the High-Speed Networking PLC is intended for high performance data connections only, it need not interoperate with existing X-10 devices. It shall, however, not interfere with X-10 command transfers.

-       Must not interfere with communication between two separate X-10 devices

COST

High data rate performance is the priority for High-Speed Networking PLC. Cost is still a consideration, but fewer system nodes gives some latitude for a higher per node cost.

-       Cost per High-Speed PLC node-       **********

STATEMENT OF WORK:

----------------------------------------------------------------------------
                       TASK                            RESPONSIBLE PARTY
----------------------------------------------------------------------------
Deliver requirements                                **********
----------------------------------------------------------------------------
Generate simulation and field verification test
plans                                               **********
----------------------------------------------------------------------------
Generate acceptance criteria                        **********
----------------------------------------------------------------------------
Review and mutually agree on simulation test
plan, field test plan and acceptance criteria       **********
----------------------------------------------------------------------------
Develop simulation C models for channel and DSP
algorithms to meet requirements                     **********
----------------------------------------------------------------------------
Complete simulation                                 **********
----------------------------------------------------------------------------
Test simulation models in real world                **********
----------------------------------------------------------------------------
Complete test reports                               **********
----------------------------------------------------------------------------
Transfer technology in form of C simulation
models specifications and test reports              **********
----------------------------------------------------------------------------


DELIVERABLES:

-       Specifications
-       Simulation and field verification test plans
-       Simulation and field verification test reports
-       Technology transfer of simulation (C language)

SCHEDULE ESTIMATES:

----------------------------------------------------------------------------
                    MILESTONE                        ESTIMATED COMPLETION
----------------------------------------------------------------------------
Test plans acceptance criteria and specifications   4 weeks ARO
----------------------------------------------------------------------------
Develop simulation models                           10 weeks ARO
----------------------------------------------------------------------------
Data gathering and computer simulation              14 weeks ARO
----------------------------------------------------------------------------
Final test report                                   16 weeks ARO
----------------------------------------------------------------------------

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
                                                CONFIDENTIAL TREATMENT REQUESTED


                                    EXHIBIT D

                               ELEMENTS OF PHASE 2

1. Intellon will create a "Master ASIC Design Source Tape" at the beginning of Phase 2 and will maintain the tape to the current level of the design throughout Phase 2. Included in the Master ASIC Design Source Tape are the following items:

     - Device specification (data sheet)
     - VHDL logic description source code
     - VHDL simulation test bench source code
     - Analog cell functional specifications
     - I/O cell functional specifications
     - Memory cell functional specifications
     - Microprocessor firmware source code

2. Intellon will provide the final Master ASIC Design Source Tape to Microsoft at the completion of Phase 2 and will deliver a current Master ASIC Design Source Tape for the IC to Microsoft periodically throughout Phase 2 upon request.

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
                                                CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT E

                         INDEPENDENT CONTRACTOR ASSIGNMENT OF RIGHTS FORM

        For valuable consideration, receipt of which is hereby acknowledged, __________________________, a corporation of ________________, with an office at __________________ (hereinafter, "the Assignor") hereby assigns to Intellon Corporation, a Florida corporation with its principal offices at Ocala, Florida, and its successors and assigns (collectively hereinafter, "the Assignee"), the entire right, title and interest throughout the world in all inventions, improvements, patent applications, patents, utility models, design registrations, inventor's certificates, mask works, copyrights or moral rights, and trade secrets or other proprietary rights (other than trademarks, trade names, or service marks) arising out of the work done under the ____________________________________
     contract for Intellon Corporation. This assignment includes the right to claim priority based on the filing date of any application under the International Convention for the Protection of Industrial Property, the Patent Cooperation Treaty, the European Patent Convention, and all other treaties of like purposes, and the right to apply in all countries in the Assignor's name, or the name of the individual inventors, or in Assignee's own name, for patents, utility models, design registrations and like rights of exclusion, and for inventors' certificates for said inventions and improvements; and Assignor agrees for itself and all its legal representatives and assigns, without further compensation, to perform such lawful acts and to sign such further applications, assignments, statements, and other lawful documents as the Assignee may reasonably request to effectuate fully this assignment.

         Assignor

Date:
        ---------  -------------------------------------------------------------
         By:

         Its:



         Assignee

Date:
        ---------  -------------------------------------------------------------
         By:

         Its:

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Commission pursuant to an application for confidential treatment under Rule 406.

                                                CONFIDENTIAL TREATMENT REQUESTED



STATE OF  ____________________________________:
                                              :SS.
COUNTY OF ____________________________________:


Before me this ____day of __________, 19__, personally appeared _______________ on behalf of Assignor and known to me to be the person whose name is subscribed to the foregoing Assignment, and acknowledged that he/she executed the same as his/her free act and deed for the purposes therein contained.


              Notary Public

              My Commission Expires:
[Notary's Seal Here]



STATE OF  ____________________________________:

                                              :SS.
COUNTY OF ____________________________________:


     Before me this _________day of ____________________________, 19___, personally appeared on behalf of Assignee and known to me to be the person whose name is subscribed to the foregoing Assignment, and acknowledged that he/she executed the same as his/her free act and deed for the purposes therein contained.


              Notary Public

              My Commission Expires:
[Notary's Seal Here]

Portions of this agreement have been omitted and filed separately with the Commission pursuant to an application for confidential treatment under Rule 406.